EXHIBIT A

JPMorgan Insurance Trust

Multi-Class Portfolios

(Amended as of April 16, 2018)

Name of Multi-Class Portfolio	Classes
JPMorgan Insurance Trust Core Bond Portfolio	Class 1, Class 2
JPMorgan Insurance Trust Income Builder Portfolio	Class 1, Class 2
JPMorgan Insurance Trust Global Allocation Portfolio	Class 1, Class 2
JPMorgan Insurance Trust Mid Cap Value Portfolio	Class 1
JPMorgan Insurance Trust Small Cap Core Portfolio	Class 1, Class 2
JPMorgan Insurance Trust U.S. Equity Portfolio	Class 1, Class 2